UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 3/8/2012

Market Leader, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51032

Washington	91-1982679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11332 NE 122nd Way, Suite 200, Kirkland WA 98034

(Address of principal executive offices, including zip code)

425-952-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 8, 2012, Market Leader, Inc. (the “Company”) entered into an agreement with Century 21 Real Estate LLC (“CENTURY 21”), a subsidiary of Realogy Services Group LLC (“Realogy”). CENTURY 21 is the franchisor of the world’s largest residential real estate sales organization with 7,600 independently owned and operated franchised broker offices in 72 countries and territories worldwide.

The agreement with CENTURY 21 is subject to the terms and conditions of the Master Software As A Service (“SaaS”) Agreement between the Company and Realogy dated February 28, 2012 (“Realogy Master Agreement”). The Company entered into the Realogy Master Agreement to broadly define business terms for any SaaS agreements between the Company and Realogy affiliates, including CENTURY 21.

Under terms of the CENTURY 21 agreement, the Company will provide a marketing platform to U.S.-based CENTURY 21 agents and offices that includes integrated components for customer relationship management (“CRM”), lead follow-up, marketing design for print and email, and office dashboards. The initial term of the agreement is two years from the date of product launch, which is expected to occur in the second half of 2012. During the initial term, the agreement requires CENTURY 21 to make minimum payments to the Company of $2.55 million. The Company also expects to generate additional revenue from premium SaaS solutions as well as other technology and marketing services that will be made available to the more than 60,000 CENTURY21 agents and brokerage offices in the U.S.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1 Press release issued by Market Leader, Inc. dated March 13, 2012.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Market Leader, Inc.

Date: March 13, 2012	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
Chief Financial Officer

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